As filed with the Securities and Exchange Commission on March 2, 2021

Registration No. 033-60649

Registration No. 333-73080

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 to

Form S-3 Registration Statement No. 033-60649

Form S-3 Registration Statement No. 333-73080

Under

The Securities Act of 1933

 MIRROR MERGER SUB 2, LLC

(as successor by merger to Eaton Vance Corp.)

(Exact name of registrant as specified in its charter)

Maryland	04-2718215
(State of Incorporation)	(I.R.S. Employer Identification No.)

Two International Place

Boston, Massachusetts 02110

(617) 482-8260

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Sebastiano Visentini

President, Treasurer and Secretary

Mirror Merger Sub 2, LLC

Two International Place

Boston, Massachusetts 02110

(617) 482-8260

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”), filed by Eaton Vance Corp., a Maryland corporation (“Eaton Vance”) with the U.S. Securities and Exchange Commission:

•	Registration Statement on Form S-3 (File No. 033-60649), filed on June 28, 1995, registering 15,094 shares of Eaton Vance’s non-voting common stock, par value $0.00390625 per share (“Non-Voting Common Stock”); and

•	Registration Statement on Form S-3 (File No. 333-73080), filed on November 9, 2001 and as amended on February 5, 2002, registering 4,510,830 shares of Non-Voting Common Stock.

On March 1, 2021, pursuant to the Agreement and Plan of Merger, dated as of October 7, 2020, by and among Morgan Stanley, a Delaware corporation (“Morgan Stanley”), Mirror Merger Sub 1, Inc., a Maryland corporation and a wholly owned subsidiary of Morgan Stanley (“Merger Sub 1”), Mirror Merger Sub 2, LLC, a Maryland limited liability company and a wholly owned subsidiary of Morgan Stanley (“Merger Sub 2”), and Eaton Vance, (i) Merger Sub 1 merged with and into Eaton Vance (the “First Merger”), with Eaton Vance surviving as a wholly owned subsidiary of Morgan Stanley, and (ii) immediately following the completion of the First Merger, Eaton Vance merged with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub 2 surviving the Second Merger and continuing as a wholly owned direct subsidiary of Morgan Stanley.

As a result of the Mergers, Merger Sub 2, as successor by merger to Eaton Vance (the “Registrant”), has terminated all offerings of Eaton Vance’s securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by Eaton Vance in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any and all securities registered under the Registration Statements that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 2, 2021.

MIRROR MERGER SUB 2, LLC (as successor by merger to Eaton Vance Corp.)

By:	/s/ Sebastiano Visentini
Sebastiano Visentini
President, Treasurer and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.